Filed Pursuant to Rule 424(b)(3) and 424(c)

Registration No. 333-190038

Information Supplement

Barclays Bank PLC

This information supplement supplements the pricing supplements (the “Pricing Supplements”) with respect to Barclays Bank PLC securities that we may offer and sell from time to time (the “Securities”) and that refer to the base prospectus dated August 31, 2010 (the “Former Base Prospectus”), the prospectus supplement dated May 27, 2011 with respect to Barclays Bank PLC global medium-term notes, Series A and universal warrants (the “Former Program Prospectus Supplement”) and, if applicable, the index supplement dated May 31, 2011 (the “Former Index Supplement”). The Securities were initially registered with the Securities and Exchange Commission (“SEC”) under the Registration Statement on Form F-3 (No. 333-169119) of Barclays Bank PLC (the “Former Form F-3”). This information supplement supplements the Pricing Supplements in the following manner:

•	References to the Former Form F-3 shall be deemed to mean the Registration Statement on Form F-3 filed by Barclays Bank PLC with the SEC on July 19, 2013;

•	References to the Former Base Prospectus shall be deemed to mean the base prospectus dated July 19, 2013 filed by Barclays Bank PLC with the SEC on such date;

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References to the Former Program Prospectus Supplement shall be deemed to mean the prospectus supplement with respect to global medium-term notes, Series A and universal warrants, dated July 19, 2013, filed by Barclays Bank PLC with the SEC on such date; and

•	References to the Former Index Supplement shall be deemed to mean the index supplement dated July 19, 2013 filed by Barclays Bank PLC with the SEC on such date.

See “Risk Factors” beginning on page S-6 of the program prospectus supplement dated July 19, 2013 and in the relevant Pricing Supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined that this information supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

The date of this Information Supplement is July 19, 2013.